Exhibit 99.1

300 River Place Suite 4950 Detroit, MI 48207 www.uahc.com
FOR IMMEDIATE RELEASE
United American Healthcare Corporation Announces
Fiscal 2010 Third Quarter Results
DETROIT, May 17, 2010 — United American Healthcare Corporation (NASDAQ: UAHC) today announced financial results for the Company’s fiscal third quarter ended March 31, 2010.
Revenues for the third quarter were $14,000, compared with revenues of $2.6 million for the third quarter of the prior fiscal year. The decline was primarily the result of the discontinuance of UAHC-TN’s Medicaid managed care services as a TennCare contractor as well as the decrease in enrollment and associated revenue from the wind down of the Company’s Medicare Advantage Special Needs Plan (MA-SNP) contract which expired at the end of calendar 2009.
Total expenses decreased $4.4 million, or 76 percent, to $1.4 million in the fiscal 2010 third quarter, compared with total expenses of $5.8 million in the prior fiscal year’s third quarter. The decrease was primarily related to the absence of medical expenses, as well as a significant reduction in marketing, general and administrative expenses in the quarter. For the third quarter of fiscal 2010, the Company reported a net loss of $1.4 million, or ($0.17) per share, compared with a net loss of $3.0 million, or ($0.35) per share, in the third quarter of fiscal 2009. The net loss in the most recent quarter was primarily the result of the loss of TennCare revenue and wind down of the MA-SNP, combined with a significant reduction in total operating expenses.
“As United American Healthcare transitioned from our Medicare Advantage business, we continued to aggressively control our costs and maintain our lean operational structure,” said William C. Brooks, President and CEO of United American Healthcare. “Moving forward, we continue to face significant challenges on a number of fronts, including our continuing efforts to identify appropriate strategic alternatives for our Company.”
For the first nine months of fiscal 2010, revenues were $3.5 million, down $9.9 million, or 74 percent, compared with revenues of $13.4 million for the comparable period of the prior fiscal year. The decline was primarily the result of the same factors that contributed to the decline in revenues for the fiscal third quarter. Total expenses for the first nine months of fiscal 2010 decreased $10.5 million, or 58 percent, to $7.7 million, compared with total expenses of $18.2 million for the comparable period in the prior fiscal year. The decrease was primarily related to a reduction in medical expenses, as well as lower marketing, general and administrative expenses. For the first nine months of fiscal 2010, the Company reported a net loss of $4.1 million, or ($0.50) per share, compared with a net loss of $4.2 million, or ($0.48) per share, in the first nine months of fiscal 2009.
As of March 31, 2010, United American Healthcare reported cash, cash equivalents, short-term marketable securities and restricted marketable securities of $11.8 million, compared to
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$19.9 million as of June 30, 2009. The decrease in cash was primarily the result of the operating loss generated in the first nine months of fiscal 2010 as well as the payment in September 2009 of approximately $3.3 million in the settlement of a lawsuit. The Company remains free of debt.
United American Healthcare continued to take actions to reduce expenses and conserve cash during the third quarter of fiscal 2010. The Company significantly reduced the number of employees to fit its lower level of operating activity, reducing the total number to 7 employees, down from 25 a year earlier, representing a year-over-year cost reduction of approximately $2.5 million.
The Company’s Board of Directors and management team also continued their review of a variety of long-term strategic alternatives during the quarter. The review process is centered on the goal of pursuing a strategic alternative that satisfies three primary objectives: providing significant revenues, providing immediate positive EBITDA and having long-term growth opportunities.
“Our strategic review has met with a number of challenges, as no acquisition alternative has yet satisfied the Board’s key standards for revenues, EBIDTA and growth, which is not surprising given the economic conditions over the last 18 months,” concluded Brooks. “That said, we are encouraged that acquisition and capital markets are opening up, and we are seeing new opportunities coming to market in the form of potential acquisition candidates in a variety of industries. St. George Investments, LLC, our largest shareholder, has also agreed to help the Board identify potential acquisition targets and assist in connection with any such acquisition at the request of the Board, without compensation. We believe their expertise in identifying and executing strategic mergers and acquisitions will provide an important asset as we evaluate strategic alternatives for the Company.”
About United American Healthcare Corporation
United American Healthcare Corporation (UAHC) is a healthcare management company that has pioneered the delivery of healthcare services to Medicaid recipients since 1985. For more information, please visit the Company’s web site at www.uahc.com.
United American Healthcare Corporation Safe Harbor Statement
Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind down of our CMS Medicare business, the review of strategic alternatives, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.
In connection with the UAHC’s Annual Meeting of Shareholders, UAHC has filed a preliminary proxy statement, as amended, with the Securities and Exchange Commission and will file a definitive proxy statement with the Securities and Exchange Commission as soon as practicable.

SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE) BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by UAHC at the Securities and Exchange Commission’s website at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained free of charge by directing such request to Investor Relations, United American Healthcare Corporation, 300 River Place Suite 4950, Detroit, Michigan, 48207, telephone: (313) 393-4571, or on UAHC’s website at www.uahc.com.
UAHC, its directors, executive officers and certain other members of its management and employees and other third parties, may be deemed to be participants in the solicitation of proxies from UAHC’s shareholders in connection with the Annual Meeting of Shareholders. Information concerning all of UAHC’s participants in the solicitation is included in the preliminary proxy statement, as amended, and will be included in the definitive proxy statement relating to the Annual Meeting of Shareholders when it becomes available.
Contacts:

Company	Investor Relations
William L. Dennis, CFO	Jeff Tryka, CFA
United American Healthcare Corporation	Lambert, Edwards & Associates
313-393-4571 / Investor_relations@uahc.com	616-233-0500 / jtryka@lambert-edwards.com
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United American Healthcare Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Revenues
Fixed administrative fees	$—	$—	$—	$4,596
Variable administrative fees	—	—	345	944
Medical premiums	14	2,612	3,130	7,869

Total revenues	14	2,612	3,475	13,409

Expenses
Medical expenses (reduction)	(277)	2,651	2,752	7,441
Marketing, general and administrative	1,681	3,094	4,799	10,425
Depreciation and amortization	40	32	120	149
Loss on disposal of fixed assets	—	1	—	136

Total expenses	1,444	5,778	7,671	18,151

Operating loss	(1,430)	(3,166)	(4,196)	(4,742)
Interest and other income	29	102	105	584

Loss before income tax	(1,401)	(3,064)	(4,091)	(4,158)

Income tax expense	—	(40)	—	40

Net loss	$(1,401)	$(3,024)	$(4,091)	$(4,198)

Net loss per common share — basic and diluted
Net loss per common share	$(0.17)	$(0.35)	$(0.50)	$(0.48)

Weighted average shares outstanding	8,149	8,565	8,142	8,677

United American Healthcare Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	June 30,
	2010	2009
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$9,416	$13,100
Marketable securities	—	4,475
Accounts receivable — State of Tennessee, net	13	39
Other receivables	83	1,419
Prepaid expenses and other	281	215

Total current assets	9,793	19,248

Property and equipment, net	14	134
Marketable securities — restricted	2,370	2,370
Other assets	486	486

Total assets	$12,663	$22,238

Liabilities and Shareholders’ Equity
Current liabilities
Medical claims payable	$360	$2,160
Accounts payable and accrued expenses	712	1,228
Accrual for legal settlement	—	3,250
Accrued compensation and related benefits	292	388
Other current liabilities	48	57

Total current liabilities	1,412	7,083

Total liabilities	1,412	7,083

Commitments and contingencies
Shareholders’ equity
Preferred stock, 5,000,000 shares authorized; none issued	—	—
Common stock, no par, 15,000,000 shares authorized 8,137,903 issued and outstanding at both December 31, 2009 and June 30, 2009	17,711	17,684
Additional paid in capital — stock options	1,660	1,480
Additional paid in capital — warrants	444	444
Accumulated deficit	(8,535)	(4,444)
Accumulated other comprehensive loss, net of tax	(29)	(9)

Total shareholders’ equity	11,251	15,155

Total liabilities and shareholders’ equity	$12,663	$22,238

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